As filed with the Securities and Exchange Commission on August 14, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVICI SYSTEMS INC.

(Exact Name of Registrant as specified in its charter)

Delaware	02-0493372
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Billerica Avenue

North Billerica, MA 01862

(978) 964-2000

(Address of Principal Executive Offices) (Zip Code)

AVICI SYSTEMS INC.

Amended and Restated 1997 Stock Incentive Plan

Amended and Restated 2000 Stock Option and Incentive Plan

Amended and Restated 2000 Non-Employee Director Stock Option Plan

Amended 2000 Employee Stock Purchase Plan

(Full title of the plans)

William J. Stuart

Avici Systems Inc.

101 Billerica Avenue

North Billerica, MA 01862

(Name and Address of Agent for Service of Process)

(978) 964-2000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

John A. Meltaus, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $.0001 per share)	383,529	(2)	$7.48	(3)	$2,868,797	$88.07
Common Stock (par value $.0001 per share)	681,497	(4)	$6.68	(5)	$4,552,400	$139.76
Total	1,065,026				$7,421,197	$227.83

(1)	In accordance with Rule 416, this registration statement shall also cover any additional shares of Common Stock that become offered or issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions. The shares covered by this registration statement are issuable pursuant to awards granted or to be granted under the Registrant’s Employee Stock Purchase Plan (the “ESPP”), Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “Director Plan”), Amended and Restated Avici 1997 Stock Incentive Plan (the “1997 Plan”) and Amended and Restated Avici 2000 Stock Option and Incentive Plan (the “2000 Plan”), each of which contain equitable adjustment provisions.

(2)	Represents 31,700 shares issuable pursuant to the ESPP and 11,250 shares issuable pursuant to the Director Plan pursuant to evergreen provisions which provide that the number of shares necessary to cause the total number of shares available for grant under the ESPP and Director Plan shall be 187,500 and 100,000 shares as of January 1, 2007, respectively. Also represents shares issuable pursuant to the 2000 Plan and the Director Plan as a result of equitable adjustments made to the number of shares available for grant under such plans in connection with the payment of the special cash dividend as described in the Explanatory Note below.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) of the Securities Act of 1933, as amended. The price of $7.48 per share, which is the average of the high and low price of the Common Stock of the Registrant as reported on the Nasdaq Global Market on August 10, 2007 and has been used only for those shares registered herein without a fixed offering or exercise price.

(4)	Represents shares issuable as a result of equitable adjustments made to the number of shares subject to issued and outstanding options under the 2000 Plan, the Director Plan and the 1997 Plan in connection with the payment of the special cash dividend as described in the Explanatory Note below.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(h) of the Securities Act of 1933, as amended. The price of $6.68 per share, which is the weighted average exercise price of the issued and outstanding options registered herein.

EXPLANATORY NOTE

On April 18, 2007, Avici Systems Inc. (the “Registrant”) announced that its Board of Directors had declared a special cash dividend of $2.00 per outstanding share of common stock, or $28.3 million. The dividend was distributed on June 22, 2007 to shareholders of record as of June 11, 2007. As required under its equity plans, the Registrant made antidilution adjustments to reflect the impact of the special cash dividend to the total number of shares authorized under the plans, the number of shares subject to outstanding options, the number of shares available for future grant and the exercise price per share of outstanding options. Such adjustments in connection with the payment of an extraordinary dividend are intended to equitably offset the decline in stock price following the payment of such a dividend, particularly given that optionholders are not entitled to receive the cash distribution.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents filed by us with the Commission are incorporated by reference in this Prospectus, except as superseded or modified by this Prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 15, 2007.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 8, 2007.

3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed August 3, 2007.

4.	Our Current Reports on Form 8-K filed on February 2, 2007, February 14, 2007, April 18, 2007, April 19, 2007, June 1, 2007, June 14, 2007 and July 19, 2007.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and prior to the termination of the offering made under this Prospectus are incorporated by reference in this Prospectus and made a part of this Prospectus from the date we file the documents with the Commission. We are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of that person, a copy of any document incorporated in this Prospectus by reference other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests should be directed to Avici Systems Inc., Attention: Chief Financial Officer, 101 Billerica Avenue, North Billerica, MA 01862, telephone (978) 964-2000.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Fourth Restated Certificate of Incorporation (Article 9 specifically) and Indemnification Agreements with each director and officer of the Registrant provide for indemnification of all persons permitted by the Delaware General Corporation Law to the maximum extent permitted thereby. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any director, officer, employee or agent of the corporation, or person who is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation.

In addition, the Registrant’s Fourth Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by § 102(b)(7) of the Delaware General Corporation Law. Section 102(b)(7) permits a corporation’s certificate of incorporation to provide that the directors of a Delaware corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Article 8 of the Registrant’s Fourth Restated Certificate of Incorporation states:

EIGHTH. No director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Item 8. Exhibits

Exhibit No.	Description
3.1	Fourth Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-37316) and incorporated herein by reference)

3.2	Certificate of Amendment of Fourth Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Form 10-K of the Registrant for the fiscal year ended December 31, 2002 and incorporated herein by reference)

3.3	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant (filed as Exhibit 3.3 to the Form 10-K of the Registrant for the fiscal year ended December 31, 2002 and incorporated herein by reference)

3.4	Certificate of Amendment of Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant (filed as Exhibit 3.4 to the Form 10-K of the Registrant for the fiscal year ended December 31, 2002 and incorporated herein by reference)

3.5	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.4 to the Registration Statement on Form S-1 (File No. 333-37316) and incorporated herein by reference)

4.1	Amended and Restated 2000 Stock Option and Incentive Plan (filed as Exhibit 10.1 to the Form 8-K of the Registrant filed with the Commission on June 1, 2007 and incorporated herein by reference)

4.2	Amended and Restated 1997 Stock Incentive Plan (filed as Exhibit 10.2 to the Form 8-K of the Registrant filed with the Commission on June 1, 2007 and incorporated herein by reference)

4.3	Amended and Restated 2000 Non-Employee Director Stock Option Plan (filed as Exhibit 10.3 to the Form 8-K of the Registrant filed with the Commission on June 1, 2007 and incorporated herein by reference)

4.4	Amended 2000 Employee Stock Purchase Plan (filed as Exhibit 10.3 to the Form 10-K of the Registrant for the fiscal year ended December 31, 2001 and incorporated herein by reference)

5.1	Opinion of Choate, Hall & Stewart LLP

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica in the State of Massachusetts, on this 14th day of August, 2007.

AVICI SYSTEMS INC.

By:  /s/  William J. Stuart

        William J. Stuart

        Senior Vice President of Finance and

        Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Avici Systems Inc., hereby severally constitute and appoint each of William J. Stuart and T.S Ramesh, our true and lawful attorneys, with full power to each of them, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Avici Systems Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE
/s/ William J. Leighton William J. Leighton, III	President, Chief Executive Officer and Director (principal executive officer)

/s/ William J. Stuart William J. Stuart	Senior Vice President of Finance and Chief Financial Officer (principal financial officer)

/s/ T.S. Ramesh T.S. Ramesh	Vice President of Finance (principal accounting officer)

/s/ William Ingram William Ingram	Director

/s/ Richard T. Liebhaber Richard T. Liebhaber	Chairman and Director

/s/ Robert P. Schechter Robert P. Schechter	Director